Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pacific Drilling S.A.:

We consent to the use of our reports dated March 3, 2014 with respect to the consolidated balance sheets of Pacific Drilling, S.A. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein. We did not audit the financial statements of Transocean Pacific Drilling Inc. (TPDI – a 50% owned unconsolidated investee company). The Company’s investment in TPDI at December 31, 2011 was $0, and its equity in earnings of TPDI was $18,955,000 for the year ended December 31, 2011. The financial statements of TPDI were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for TPDI, is based solely on the report of other auditors.

/s/ KPMG LLP

Houston, Texas

March 6, 2014